SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________

FORM 8-A
Amendment No. 1
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

NORDIC AMERICAN OFFSHORE LTD.
 (Exact Name of Registrant as Specified in its Charter)

Bermuda	N/A
(State of Incorporation or Organization)	(IRS Employer Identification Number)
LOM Building, 27 Reid Street, Hamilton, HM 11, Bermuda	N/A
(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐
Securities Act registration statement file number to which this form relates:  N/A
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.10 per share	New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

Explanatory Note
This Amendment No. 1 (this “Amendment”) to Form 8-A amends the information set forth in Item 1 of the Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the “Commission”) on June 9, 2014 (the “Form 8-A”) by Nordic American Offshore Ltd. (the “Company”).
No new securities are being registered pursuant to this Amendment, which is being filed solely to update the description of the Company’s common stock (the “Common Shares”), included in the Form 8-A to reflect a reverse stock split of the Company’s Common Shares at a ratio of one-for-ten and the related adjustment to the par value of the Common Shares.
Item 1.	Description of Securities To Be Registered.
A reverse stock split (the “Reverse Stock Split”) of the Company’s Common Shares became effective on January 28, 2019 (the “Effective Date”). Pursuant to the Reverse Stock Split, every ten shares issued on the Effective Date was combined into one share, and the par value of the Common Shares was increased to $0.10 per share. After the Reverse Stock Split, the Company’s Common Shares will have the same proportional voting rights and will be identical in all other respects to the Common Shares prior to the effectiveness of the Reverse Stock Split. The preferred share purchase right accompanying each of the Common Shares will remain unchanged, with one preferred share purchase right inseparable from, and trading with, each Common Share. The number of authorized common shares will remain unchanged at 350,000,000 and the authorized preferred shares will remain unchanged at 50,000,000.
Item 2.	Exhibits.
3.1
Memorandum of Continuance of the Company as may be amended and supplemented from time to time (incorporated herein by reference to Exhibit 1.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on September 27, 2016)

3.2	Bye-laws of the Company (incorporated herein by reference to Exhibit 99.2 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on November 14, 2016)
4.1
Form of Common Share Certificate of the Company (incorporated herein by reference to Exhibit 4.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed with the Commission on January 29, 2019)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NORDIC AMERICAN OFFSHORE LTD. (registrant)

Dated: January 29, 2019	By:	/s/ Emanuele Lauro
Name: Emanuele Lauro
Title: Chairman and Chief Executive Officer